EXHIBIT 10.5(b)(xi)
TENTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
THE SCOTTS COMPANY LLC
     THIS TENTH AMENDMENT, dated as of the second day of October, 2006, by and between Fidelity Management Trust Company (the “Trustee”) and The Scotts Company LLC (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated January 1, 1998 with regard to The Scotts Company Executive Retirement Plan (the “Plan”); and
     WHEREAS, the Sponsor has informed the Trustee that effective at the close of market (4:00 p.m. ET) on October 2, 2006, the assets of The Scotts Company Stock Fund (Unitized) are frozen to all participant transactions and incoming contributions; and
     WHEREAS, the Sponsor now desires, and hereby directs the Trustee, in accordance with 7(b), to use the short-term liquid investments in The Scotts Company Stock Fund (Unitized) to purchase shares of The Scotts Company Stock Fund (Real-Time Trading) beginning on October 2, 2006, and to reallocate all participant balances held in The Scotts Company Stock Fund (Unitized) beginning on October 2, 2006 and completed by October 9, 2006, into The Scotts Company Stock Fund (Real-Time Trading). The parties hereto agree that the Trustee shall have no discretionary authority with respect to this transfer directed by the Sponsor. Any variation from the procedure described herein may be instituted only at the express written directions of the Sponsor; and
     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:
(1)	Restating Section 4(e) Sponsor Stock, in its entirety, as follows:

(e)	Sponsor Stock.
Trust investments in Sponsor Stock shall be made via The Scotts Company Stock Fund (the “Stock Fund”). “Sponsor Stock” shall mean the common stock of the Sponsor, or such other publicly traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor’s affiliates. Dividends received on shares of Sponsor Stock shall be reinvested in additional shares of Sponsor Stock and allocated to Participants’ accounts.
(i)	Acquisition Limit.
Pursuant to the Plan, the Trust may be invested in Sponsor Stock to, the extent necessary to comply with investment directions under this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.
(ii)	Duty.
The Sponsor shall continually monitor the suitability of acquiring and holding Sponsor Stock. The Trustee shall not be liable for any loss, or expense, which arises from the directions of the Sponsor with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by any applicable law or would be contrary to the terms of this Agreement.
(iii)	Purchases and Sales of Sponsor Stock for Batch Activity.
Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock for contributions, distributions, loans, withdrawals, or any other purchase or sale of Sponsor Stock related to a transaction that the Sponsor has directed the Trustee in writing to implement on a batch basis (“batch activity”).
                    (A) Open Market Purchases and Sales. Purchases and sales of Sponsor Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended from time to time, as necessary to honor batch activity. Such general rules shall not apply in the following circumstances:
                         (1) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or
                         (2) If the Trustee is prohibited by the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange (the “NYSE”) or principal exchange on which the Sponsor Stock is traded, or any other regulatory or judicial body from purchasing or selling any or all of the shares required to be purchased or sold on such day.
In the event of the occurrence of a circumstance described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible, and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from the Sponsor to deviate from the above purchase and sale procedures.
          (iv) Purchases and Sales of Sponsor Stock for Participant-Initiated Exchanges (“Real Time” Trading)
Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock for Participant-initiated exchanges of hypothetical investment in Sponsor Stock.
                    (A) Purchases and Sales of Sponsor Stock. Purchases and sales of Sponsor Stock associated with individual Participant-initiated exchanges into or out of the Stock

Fund shall be made on the open market pursuant to order types selected by the Participant in accordance with the Trustee’s procedures for “Real Time Trading.” The Sponsor may instruct the Trustee to limit the order types available to Participants.
                         (1) Automated Order Entry. Sponsor Stock trades associated with Participant-initiated exchanges into or out of the Stock Fund shall be sent to market as soon as administratively feasible during regular trading hours via an electronic order entry system, unless such trade is treated as a block trade. Such electronic order entry system shall be deemed an Electronic Service for purposes of Section 15 of this Agreement.
                         (2) Limitations on Trades: Cancellation of Exchange Requests. Trades rejected under rules of the applicable securities exchange will not be executed. The Trustee will not submit orders (or will cancel orders) for stock trades that violate the Trustee’s procedures for “Real Time Trading”. The Trustee shall not submit any trade order associated with a Participant-initiated exchange at any time when the Stock Fund has been closed to such activity. Trades associated with Participant-initiated exchanges shall not be transacted at any time when the regular market is closed, or when the SEC, the NYSE or principal exchange on which the Sponsor Stock is traded, or any other regulatory or judicial body has prohibited purchases or sales of any or all of the shares requested to be traded pursuant to the Participant-initiated exchange. An exchange requested by the Participant shall be rejected or cancelled, as the case may be, to the extent any accompanying hypothetical trade is not submitted, not executed or cancelled.
                    (B) Reserve Requirements for Exchanges Into Stock Fund and Corrective Sales. The Participant’s ability to initiate exchanges into the Stock Fund shall be subject to standard reserve requirements applicable to the investment options used to fund the exchange, as established by the Trustee from time to time (or such higher reserve requirements as may be established by the Sponsor in written direction to the Trustee). Requests to exchange into the Stock Fund that exceed such reserves, and accompanying trade orders, may be rejected or cancelled. In the event that a buy trade associated with a request to exchange into Sponsor Stock is executed, and the Participant does not have sufficient assets in the designated investment option to fund the trade, the Trustee will liquidate the hypothetical interest in the investment options (including those held in other sources eligible for liquidation) in the affected Participant’s account pro rata. In the event that the Participant does not have sufficient assets in any other investment option, the Trustee shall initiate a corrective sale; and shall debit the costs of such corrective trade from the Participant’s account.
                    (C) Fractional Shares. Participants will be entitled make exchanges of fractional shares in the Stock Fund only in connection with a request to exchange out the entire balance of their Stock Fund (or the entire balance in a particular source, as applicable). Fractional shares will be transacted at the price determined by the stock trade order selected by the Participant.
(v)	Use of an Affiliated Broker.
For all purchases and sales of Sponsor Stock on the open market, whether Participant-initiated or otherwise, the Sponsor hereby directs the Trustee to use Fidelity Brokerage Services LLC (“FBSLLC”) to provide brokerage services. Subject to the provisions of this agreement, FBSLLC shall execute such trades directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:
                         (1) Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision. FBSLLC may assign its rights and obligations under this agreement to any affiliate, provided that the assignee is bound by the terms hereof, including the provisions concerning remuneration.
                         (2) The Trustee and FBSLLC shall continue to rely on this direction provision until notified to the contrary. The Sponsor reserves the right to terminate this direction upon written notice to FBSLLC (or its successors or assigns) and the Trustee, in accordance with Section 10 of this Agreement.
                         (3) The Sponsor acknowledges that FBSLLC (and its successors and assigns) may rely upon this Agreement in establishing an account in the name of the Trustee for the Plan, and in allowing each Participant to exercise limited trading authorization over such account, to the extent of his or her individual account balance in the Stock Fund subject to Participant direction.
(vi)	Securities Law Reports.
The Sponsor shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Sponsor shall be responsible for the registration of any Plan interests to the extent required under Federal or state securities law. The Trustee shall provide to the Sponsor such information on the Trust’s ownership of Sponsor Stock as the Sponsor may reasonably request in order to comply with Federal or state securities laws.
(vii)	Voting and Tender Offers.
Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Sponsor Stock held under the Trust. The Administrator shall provide direction to the Trustee with respect to any proxy voting, any tender or exchange offer, or any other similar shareholder right, and the Trustee shall vote, tender or exchange shares of Sponsor Stock in accordance with timely, written direction from the Administrator. Unless otherwise required by applicable law, the Trustee shall not take any action with respect to a vote, tender, exchange or similar shareholder right in the absence of instruction from the Administrator. For these purposes, a timely direction is one that is received at a time that reasonably allows the Trustee to exercise shareholder rights, through a custodian, if applicable.

(viii)	General.
With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock, the Trustee shall follow the procedures set forth in subsection (vii), above.
(ix)	Conversion.
All provisions in this Section 4(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.
(2)	Restating the “Non-Fidelity Mutual Funds” section of Schedule “B”, in its entirety, as follows:

Non-Fidelity Mutual Funds:	Fees paid directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Plan Sponsor Webstation at http://psw.fidelity.com or a successor site.
(3)	Deleting the “Remote Access Fee” section of Schedule “B” in its entirety.

(4)	Restating the “Trustee Fees” section of Schedule “B” in its entirety, as follows:
     Commissions:
FBSLLC shall be entitled to remuneration in the amount of no more than $0.029 commission on each share of Sponsor Stock. Any increase in such remuneration may be made only by written agreement between the Named Fiduciary and Trustee.
(5)	Restating Schedule “D”, Exchange Guidelines, in its entirety, as attached hereto.

(6)	Deleting Schedule “F” in its entirety.
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Tenth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE SCOTTS COMPANY LLC		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Pam Kuryla	By:	/s/ Stephanie Sheehan	11/20/06

			FMTC Authorized Signatory	Date
Name:	Pam Kuryla

Title:	Director, Benefits

Date:	9/26/06

SCHEDULE “D”
EXCHANGE GUIDELINES
The following exchange guidelines are currently employed by Fidelity Investments Institutional Operations Company, Inc. (“FIIOC”).
Exchange hours, via a Fidelity Participant service representative, are 8:30 a.m. (ET) to 8:00 p.m. (ET) on each business day. A “business day” is any day on which the NYSE is open.
Participants may initiate exchanges subject to the rules listed below for the Sponsor Stock Fund, via the Voice Response System (“VRS”) and the internet (“NetBenefitsSM”) virtually 24 hours a day.
FIIOC reserves the right to change these exchange guidelines at its discretion.
Exchanges shall be subject to Plan rules, and the Exchange Guidelines provided below shall apply to sources and funds to the extent eligible for Participant-directed purchases and/or sales.
Note: The NYSE’s normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its closing time, all references below to 4:00 p.m. (ET) shall mean the NYSE closing time as altered.
     Exchanges Between Mutual Funds
Participants may contact Fidelity on any day to exchange between mutual funds. If the request is confirmed before the close of the market (generally, 4:00 p.m. ET) on a business day, it will receive that day’s trade date. Requests confirmed after the close of the market on a business day (or on any day other than a business day) will be processed on a next day basis.
Sponsor Stock Fund: (Real Time Trading)
The following rules apply to any Participant-initiated exchange unless the Sponsor has directed the Trustee in writing to treat such exchanges as batch activity.
•	Exchanges from Other Investment Options into Sponsor Stock

Exchanges from a Plan investment option into Sponsor Stock will be processed after execution of the buy trade, at the next calculated net asset value (“NAV”) of the Plan investment option.

Sponsor Stock will be reflected in the Participant’s individual account in the Plan on the Business Day following execution of the trade.

•	Exchanges from Sponsor Stock into Other Plan Investment Options

Exchanges out of Sponsor Stock will be processed after execution of the sell trade. Except as otherwise provided in this Schedule, the subsequent exchange into the other Plan investment option will be processed upon settlement day of the sell trade, at the last calculated NAV for such date.

Shares of the other Plan investment option will be reflected in the Participant’s account on the following Business Day.

•	Additional Real Time Trading Restrictions

All exchange requests involving Sponsor Stock must be made in shares of stock, even if the Plan allows for percentage and dollar amount exchanges. If a Participant wishes to exchange out his or her entire balance in Sponsor Stock (or, if applicable, his or her entire balance in Sponsor Stock in a single source), the associated trade must be placed in whole shares, and fractional shares will be processed at the price determined by the Participant-directed trade. Exchange requests accompanied by certain order types may not be accepted outside of normal trading hours. Trade requests accompanying exchange requests that do not adhere to the Trustee’s standard guidelines, or that would violate securities exchange rules, may result in rejection or cancellation of the associated exchange request.

Exchanges from one stock fund to another or from a Participant-directed brokerage account to Sponsor Stock are not permitted.

Exchanges into Sponsor Stock shall be subject to minimum reserves on the investment option used to fund the exchange, as established by the Trustee from time to time (or such higher reserves as the Sponsor directs in writing). Exchanges in excess of the minimum reserve are prohibited.

THE SCOTTS COMPANY LLC

By:	/s/ Pam Kuryla

Name:	Pam Kuryla

Title:	Director, Benefits

Date:	9/26/06